EXHIBIT 5.1



                       PARKER CHAPIN FLATTAU & KLIMPL,  LLP
                           1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 704-6000

July 16, 1999



Imaging Technologies Corporation
15175 Innovation Drive
San Diego, CA  92128-3401
Attn.: Brian Bonar, President and CEO


Ladies and Gentlemen:

We have acted as counsel to Imaging Technologies Corporation (the "Company") in connection with a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to up to 54,522,740 shares (the "Shares") of the Company's common stock, par value $0.005 per share (the "Common Stock"). Of such Shares, 28,717,500 may be issued upon conversion of the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and of the Series E Convertible Preferred Stock (the "Series E Preferred Stock", and together with the Series D Preferred Stock, the "Preferred Stock"), 14,358,750 may be issued upon the exercise of warrants issued or issuable to the holders of the Preferred Stock (the "Preferred Warrants"), 5,359,823 may be issued upon the exercise of warrants issued or issuable to holders of certain Company warrants that are not Preferred Warrants (the "Other Warrants") and 6,086,667 shares of common stock have been issued by the Company (the "Other Shares").

In connection with the foregoing, we have examined, among other things, the Registration Statement, the Preferred Warrants, the Other Warrants and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based upon the foregoing, we are of the opinion that: (i) the Shares issuable upon conversion of the Series D Preferred Stock (when such shares are paid for and issued in accordance with the terms of the Series D Preferred Stock) will be legally issued, fully paid and non-assessable; (ii) the Shares issuable upon conversion of the Series E Preferred Stock (when such shares are paid for and issued in accordance with the terms of the Series E Preferred Stock) will be legally issued, fully paid and non-assessable; (iii) the Shares issuable upon the exercise of the Preferred Warrants (when such Shares are paid for and issued in accordance with the terms of the Preferred Warrants) will be legally issued, fully paid and non-assessable; (iv) the Shares issuable upon the exercise of the Other Warrants (when such Shares are paid for and issued in accordance with the terms of the Other Warrants)


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will be legally issued, fully paid and non-assessable; and (v) the Other Shares are legally issued, fully paid and non-assessable. We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit.


Very truly yours,

/s/ Parker Chapin Flattau & Klimpl, LLP

PARKER CHAPIN FLATTAU & KLIMPL, LLP


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